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                                                                EXHIBIT 11



           STATEMENT REGARDING COMPUTATION OF PER SHARE INCOME (LOSS)


     Basic net (loss) income per share is computed using the weighted average number of common shares outstanding during the periods presented.

     Diluted net (loss) income per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the periods presented assuming the conversion of all shares of the Company's Convertible preferred stock into common stock. Common stock equivalent shares have not been included where inclusion would be antidilutive.

     The following is a reconciliation between the components of the basic and diluted net income per share calculations (in thousands, except per share amounts):


                                         March 31, 1998                      March 28, 1997                 March 30,1996
                               ----------------------------------   -----------------------------   ------------------------------
                                            Weighted   Per share     Net     Weighted   Per share    Net      Weighted   Per share
                                Net loss     shares     amount      income    shares     amount     income     shares     amount
Basic net (loss) income
  per share                    $ (19,288)      5,841   $   (3.30)   $  641      5,202   $    --     $1,590      5,218   $    0.30

Effect of dilutive
  securities-preferred
  stock                                                                         3,208                           3,314
                               ---------    --------   ---------    ------   --------   ---------   ------   --------   ---------

Diluted net (loss) income
  per share plus assumed
  conversions                  $ (19,288)      5,841   $   (3.30)   $  641      8,410   $    --     $1,590      8,532   $    0.19
                               =========    ========   =========    ======   ========   =========   ======   ========   =========